Exhibit I(25)

ROPES & GRAY LLP PRUDENTIAL TOWER 800 BOYLSTON STREET BOSTON, MA 02199-3600 WWW.ROPESGRAY.COM

January 5, 2018

MassMutual Select Funds

100 Bright Meadow Blvd.

Enfield, CT 06082

Re: New Series of MassMutual Select Funds

Ladies and Gentlemen:

We are furnishing this opinion in connection with the filing of Post-Effective Amendment No. 98 (the “Amendment”) to the Registration Statement on Form N-1A (the “Registration Statement”) under the Securities Act of 1933, as amended, by MassMutual Select Funds (the “Trust”) for the registration of an indefinite number of Class I, Class M3, Class M4, and Class M5 shares of beneficial interest (the “Shares”) of the Trust’s series listed below (each, a “Fund” and, collectively, the “Funds”), the class or classes of Shares of a Fund to which this opinion relates being marked by an “X” next to the name of the Fund:

	Class I	Class M3	Class M4	Class M5
MassMutual Select T. Rowe Price Bond Asset Fund	X
MassMutual Select T. Rowe Price Emerging Markets Bond Fund	X
MassMutual Select T. Rowe Price International Equity Fund	X
MassMutual Select T. Rowe Price Large Cap Blend Fund	X
MassMutual Select T. Rowe Price Limited Duration Inflation Focused Bond Fund	X
MassMutual Select T. Rowe Price Real Assets Fund	X
MassMutual Select T. Rowe Price Small and Mid Cap Blend Fund	X
MassMutual Select T. Rowe Price U.S. Treasury Long-Term Fund	X
MassMutual Select T. Rowe Price Retirement Balanced Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2005 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2010 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2015 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2020 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2025 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2030 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2035 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2040 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2045 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2050 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2055 Fund	X	X	X	X
MassMutual Select T. Rowe Price Retirement 2060 Fund	X	X	X	X

We have examined copies of votes of the Trust’s Trustees, the Trust’s Bylaws, and its Amended and Restated Agreement and Declaration of Trust, each as certified to us by an Assistant Secretary of the Trust. We have also examined such other documents as we deem necessary for the purpose of this opinion.

We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

We are of the opinion that the Trust is authorized to issue an unlimited number of Class I, Class M3, Class M4, and Class M5 Shares of the applicable Funds, and that, when such Shares are duly issued and sold, they will be validly issued, fully paid, and nonassessable by the Trust.

The Trust is an entity of the type commonly known as a “Massachusetts business trust.” Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for obligations of the Trust and requires that notice of such disclaimer be given in every note, bond, contract, instrument, certificate, or undertaking made or issued on behalf of the Trust by the Trustees, by any officer or officers of the Trust or otherwise. The Amended and Restated Agreement and Declaration of Trust provides for allocation of the assets and liabilities of the Trust among its portfolio series, and further provides that in the event that any shareholder or former shareholder is held to be personally liable solely by reason of his or her being or having been a shareholder and not because of his or her acts or omissions or for some other reason, the shareholder or former shareholder (or his or her heirs, executors, administrators, or other legal representatives or, in the case of a corporation or other entity, its corporate or other general successor) shall be entitled to be held harmless from and indemnified against all loss and expense arising from such liability, but only out of the assets of the particular series of shares of which he or she is or was a shareholder. Thus, the risk of a shareholder’s incurring financial loss on account of shareholder liability should be limited to circumstances in which the particular series itself would be unable to meet its obligations.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP